Prospectus dated 08/01/2006 for
Georgia Municipals Fund Class A

                                 Legg Mason Partners
                                 Georgia Municipals Fund
                                 CLASS A, B, C AND Y SHARES

PROSPECTUS

August 1, 2006

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

[LEGG MASON LOGO]

--------------------------------------------------------------------------
INVESTMENT PRODUCTS: NOT FDIC INSURED . NO BANK GUARANTEE . MAY LOSE VALUE
--------------------------------------------------------------------------

"SMITH BARNEY" AND "SALOMON BROTHERS" ARE SERVICE MARKS OF CITIGROUP, LICENSED
FOR USE BY LEGG MASON AS THE NAMES OF FUNDS AND INVESTMENT MANAGERS. LEGG MASON
AND ITS AFFILIATES, AS WELL AS THE FUND'S INVESTMENT MANAGER, ARE NOT AFFILIATED
WITH CITIGROUP.

SHAREHOLDER INFORMATION

The fund's Board has approved a reorganization pursuant to which the fund's assets would be acquired, and its liabilities would be assumed, by Legg Mason
Partners Managed Municipals Fund, Inc. (the "Acquiring Fund") in exchange for shares of the Acquiring Fund. The fund would then be liquidated, and shares of the Acquiring Fund would be distributed to fund shareholders.

     Under the reorganization, fund shareholders would receive shares of the
Acquiring Fund with the same aggregate net asset value as their shares of the fund. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by fund shareholders as a result of the reorganization.

     The reorganization is subject to the satisfaction of certain conditions, including approval by fund shareholders. Proxy materials describing the reorganization are expected to be mailed later in 2006. If the reorganization is approved by fund shareholders, it is expected to occur during the first quarter of 2007.

     The fund is closed to all new purchases and incoming exchanges. The fund will remain open for investment by those current shareholders who have elected to invest through a systematic investment plan or payroll deduction until August
11, 2006 in order to permit them to select an investment alternative. In addition, the fund will remain open for dividend reinvestment and Class B to
Class A conversions. Any deferred sales charge that would otherwise be payable due to the redemption of any shares of the fund will be waived through the closing date of the reorganization.

                                 Legg Mason Partners
                                 Georgia Municipals Fund

Contents

YOU SHOULD KNOW:

An investment in the fund
is not a bank deposit and
is not insured or guaranteed
by the FDIC or any other
government agency.

THE FUND IS A SERIES OF LEGG MASON PARTNERS MUNICIPAL FUNDS (FORMERLY KNOWN AS
SMITH BARNEY MUNI FUNDS), A MASSACHUSETTS BUSINESS TRUST. PRIOR TO APRIL 7,
2006, THE FUND WAS NAMED GEORGIA PORTFOLIO. THE FUND'S INVESTMENT OBJECTIVE AND
STRATEGY WERE NOT AFFECTED AS A RESULT OF THIS CHANGE.

Investments, risks and performance

INVESTMENT OBJECTIVE

The fund seeks as high a level of income exempt from regular federal income taxes and Georgia personal income taxes as is consistent with prudent investing.

PRINCIPAL INVESTMENT STRATEGIES

Key investments

As a matter of fundamental policy, under normal circumstances, the fund invests at least 80% of its assets in Georgia municipal securities. Georgia municipal securities include securities issued by the State of Georgia and certain other municipal issuers, political subdivisions, agencies and public authorities that pay interest that is exempt from regular federal income tax and Georgia state personal income taxes. The fund focuses primarily on intermediate-term and long-term municipal securities which have remaining maturities at the time of purchase of from five to more than thirty years. The fund invests exclusively in municipal securities that are rated investment grade at the time of purchase or are of comparable quality if unrated. At least two-thirds of the municipal securities must be rated, at the time of purchase, within the three highest investment grade rating categories by a nationally recognized statistical rating organization.

Selection process

The manager selects securities primarily by identifying undervalued sectors and individual securities, while also selecting securities it believes will benefit from changes in market conditions. In selecting individual securities, the manager:

..    Uses fundamental credit analysis to estimate the relative value and attractiveness of various securities and sectors and to exploit opportunities in the municipal bond market

..    May trade between general obligation and revenue bonds and among various revenue bond sectors, such as housing, hospital and industrial development, based on their apparent relative values and their impact on the level of dividends generated by the overall portfolio

..    Identifies individual securities with the most potential for added value, such as those involving unusual situations, new issuers, the potential for credit upgrades, unique structural characteristics or innovative features

..    Considers the yield available for securities with different maturities and a security's maturity in light of the outlook for the issuer and its sector and interest rates

PRINCIPAL RISKS OF INVESTING IN THE FUND

Investors could lose money on their investment in the fund, or the fund may not perform as well as other investments as a result of the following risks:

..    Interest rates rise, causing the value of the fund's portfolio to decline

..    The issuer of a security owned by the fund defaults on its obligation to pay principal and/or interest or the security's credit rating is downgraded

..    Georgia municipal securities fall out of favor with investors. The fund will suffer more than a national municipal fund from adverse events affecting Georgia municipal issuers

..    Unfavorable legislation affects the tax-exempt status of municipal bonds

..    The manager's judgment about the attractiveness, value or income potential of a particular security proves to be incorrect

                                   Legg Mason Partners Georgia Municipals Fund 1

     Georgia's economy tends to have concentrations in the insurance and defense industries, and therefore, the Fund may be more exposed to events affecting these industries than funds with more geographically diverse investments.
Additionally, though 2005 represented the highest one-year revenue collection by the state, a portion of those revenues were attributed to enforcement initiatives that may not be repeated successfully in future periods. Also, natural disasters are not uncommon in Georgia and their effect on Georgia's economy is unpredictable. These and other factors may affect the market value of municipal obligations held by the fund, the marketability of such obligations, and the ability of the issuers to make the required payments of interest and principal resulting in losses to the fund. In addition, if the fund has difficulty finding high quality Georgia municipal obligations to purchase, the amount of the fund's income that is subject to Georgia taxes could increase.
More detailed information about the economy of Georgia may be found in the fund's Statement of Additional Information ("SAI").

     It is possible that some of the fund's income distributions may be, and distributions of the fund's capital gains generally will be, subject to regular federal and Georgia state tax. The fund may realize capital gains on the sale of its securities or on transactions in futures contracts or other derivative instruments. Some of the fund's interest income that is exempt from regular federal income tax may be subject to the federal alternative minimum tax. In addition, distributions of the fund's income and capital gains will generally be subject to state and local income taxes for investors that reside in states other than Georgia.

     The fund purchases municipal securities, the interest on which, in the opinion of bond counsel, is exempt from federal income tax. Neither the manager nor the fund guarantees that this opinion is correct, and there is no assurance that the Internal Revenue Service (the "IRS") will agree with bond counsel's opinion. If the IRS determines that an issuer of a municipal security has not complied with applicable tax requirements, interest from the security could become subject to federal income tax, possibly retroactively to the date the security was issued, and the value of the security could decline significantly and a portion of the distributions to fund shareholders could be recharacterised as taxable.

     The fund is classified as "non-diversified," which means it may invest a larger percentage of its assets in one issuer than a diversified fund. To the extent the fund invests its assets in fewer issuers, the fund will be more susceptible to negative events affecting those issuers.

Who may want to invest

The fund may be an appropriate investment if you:

..    Are a Georgia taxpayer in a high federal tax bracket seeking income exempt from regular federal income taxes and Georgia personal income taxes

..    Currently have exposure to other asset classes and are seeking to broaden your investment portfolio

..    Are willing to accept the risks of a fund that invests in municipal securities, including the risks of concentrating in a single state

2 Legg Mason Partners Funds

PERFORMANCE INFORMATION

The following shows summary performance information for the fund in a bar chart and an Average Annual Total Returns table. The information provides an indication of the risks of investing in the fund by showing changes in its performance from year to year and by showing how the fund's average annual total returns compare with the returns of a broad-based securities market index and an average of similar funds. The bar chart and the information below show performance of the fund's Class A shares, but do not reflect the impact of sales charges (loads). IF THEY DID, THE RETURNS WOULD BE LOWER THAN THOSE SHOWN.
Unlike the bar chart, the performance for Class A, B, C and Y shares in the
Average Annual Total Returns table reflects the impact of the maximum sales charge (load) applicable to the respective classes, and the performance for
Class A shares reflects the impact of taxes paid on distributions and the redemption of shares at the end of the period. THE FUND'S PAST PERFORMANCE,
BEFORE AND AFTER TAXES, IS NOT NECESSARILY AN INDICATION OF HOW THE FUND WILL
PERFORM IN THE FUTURE.

--------------------------------------------------------------------------------
CALENDAR YEAR TOTAL RETURN: CLASS A SHARES
--------------------------------------------------------------------------------

Chart - Legg Mason Partners Georgia Municipals Fund Class A

        [The table below represents a bar chart in the printed report.]

    96     97     98      99      00     01     02     03     04     05
--------------------------------------------------------------------------------
  3.98%  12.67%  5.66%  -5.78%  13.00%  3.96%  7.91%  5.00%  2.04%  1.81%

HIGHEST AND LOWEST QUARTER RETURNS: (FOR PERIODS SHOWN IN THE BAR CHART)

Highest: 5.17% in 3rd quarter 2002; Lowest: (2.95)% in 2nd quarter 1999;
Year to date: 2.72% through 6/30/06

                                   Legg Mason Partners Georgia Municipals Fund 3

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (FOR PERIODS ENDED DECEMBER 31, 2005)
--------------------------------------------------------------------------------

                                                             SINCE    INCEPTION
                                1 YEAR   5 YEARS  10 YEAR  INCEPTION    DATE
================================================================================
Class A
--------------------------------------------------------------------------------
Return Before Taxes             (2.28)%   3.28%    4.47%     5.37%    4/4/94
--------------------------------------------------------------------------------
Return After Taxes
on Distributions(1)             (2.28)%   3.28%    4.41%      N/A
--------------------------------------------------------------------------------
Return After Taxes on
Distributions and Sale of
Fund Shares(1)                   0.02%    3.50%    4.51%      N/A
--------------------------------------------------------------------------------
Other Classes
(Return Before Taxes Only)
--------------------------------------------------------------------------------
Class B                         (3.03)%   3.40%    4.33%     5.02%    6/15/94
--------------------------------------------------------------------------------
Class C                          0.42%    3.53%    4.29%     5.09%    4/14/94
--------------------------------------------------------------------------------
Class Y*                          N/A      N/A      N/A       N/A       N/A
--------------------------------------------------------------------------------
Lehman Brothers Municipal
Bond Index(2)                    3.51%    5.59%    5.71%      N/A
--------------------------------------------------------------------------------
Lipper Georgia Municipal Debt
Funds Average(3)                 2.36%    4.51%    4.73%      N/A
--------------------------------------------------------------------------------

(1)  After-tax returns are calculated using the highest historical individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and the after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. In some cases the return after taxes may exceed the return before taxes due to an assumed tax benefit from any losses on a sale of fund shares at the end of the measurement period. After-tax returns shown above are for Class A shares only. After-tax returns for Class B and Class C shares will vary.

(2)  Lehman Brothers Municipal Bond Index is a broad based index of the municipal bond market with maturities of at least one year.

(3)  The Lipper Georgia Municipal Debt Funds Average reflects the performance of the funds in the Georgia municipal debt fund category with reinvestment of dividends and capital gains, but reflects no deduction for sales charges or taxes.

*    There were no Class Y shares outstanding for the calendar year ended
     December 31, 2005.

     AN INVESTOR CANNOT INVEST DIRECTLY IN AN INDEX OR AVERAGE. INDEX
     PERFORMANCE DOES NOT REFLECT DEDUCTIONS FOR FEES, EXPENSES OR TAXES. THE
     AVERAGE PERFORMANCE REFLECTS FEES AND EXPENSES BUT NO DEDUCTION FOR SALES
     CHARGE.

4 Legg Mason Partners Funds

FEE TABLE

This table sets forth the fees and expenses you may pay if you invest in fund shares.

--------------------------------------------------------------------------------
SHAREHOLDER FEES
--------------------------------------------------------------------------------

(FEES PAID DIRECTLY FROM YOUR INVESTMENT)   CLASS A  CLASS B  CLASS C  CLASS Y
================================================================================
Maximum sales charge (load) imposed
on purchases (as a % of offering price)      4.00%    None     None     None
--------------------------------------------------------------------------------
Maximum deferred sales charge (load)
(as a % of the lower of net asset value
at purchase or redemption)                   None*    4.50%    1.00%    None
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES
--------------------------------------------------------------------------------

(EXPENSES DEDUCTED FROM ASSETS)             CLASS A  CLASS B  CLASS C  CLASS Y**
================================================================================
Management fee                               0.45%    0.45%    0.45%    0.45%
--------------------------------------------------------------------------------
Distribution and service (12b-1) fees        0.15%    0.65%    0.70%    None
--------------------------------------------------------------------------------
Other expenses***                            0.14%    0.22%    0.18%    0.14%
--------------------------------------------------------------------------------
Total annual fund operating expenses         0.74%    1.32%    1.33%    0.59%
--------------------------------------------------------------------------------

*    You may buy Class A shares in amounts of $500,000 or more at net asset value (without an initial sales charge) but if you redeem those shares within 12 months of their purchase, you will pay a deferred sales charge of
     1.00%.

**   For Class Y shares, "Other expenses" have been estimated for the fiscal year ended March 31, 2006 based on expenses incurred by Class A shares, because no Class Y shares were outstanding during the fiscal year ended
     March 31, 2006.

***  "Other expenses" have been restated to reflect the estimated effect of new transfer agency and custody contracts which became effective January 1,
     2006.

EXAMPLE

This example helps you compare the costs of investing in the fund with the costs of investing in other mutual funds. Your actual costs may be higher or lower.
The example assumes:

..    You invest $10,000 in the fund for the period shown

..    Your investment has a 5% return each year--the assumption of a 5% return is required by the Securities and Exchange Commission ("SEC") for purposes of this example and is not a prediction of the fund's future performance

..    You reinvest all distributions and dividends without a sales charge. The fund's operating expenses (before fee waivers and/or expense reimbursements, if any) remain the same

--------------------------------------------------------------------------------
NUMBER OF YEARS YOU OWN YOUR SHARES
--------------------------------------------------------------------------------

                                            1 YEAR   3 YEARS  5 YEARS  10 YEARS
--------------------------------------------------------------------------------
Class A (with or without redemption)         $473      $626     $796    $1,282
--------------------------------------------------------------------------------
Class B (redemption at end of period)        $584      $718     $823    $1,430*
--------------------------------------------------------------------------------
Class B (no redemption)                      $134      $418     $723    $1,430*
--------------------------------------------------------------------------------
Class C (redemption at end of period)        $235      $421     $728    $1,600
--------------------------------------------------------------------------------
Class C (no redemption)                      $135      $421     $728    $1,600
--------------------------------------------------------------------------------
Class Y (with or without redemption)         $ 60      $189     $330    $  739
--------------------------------------------------------------------------------

* Assumes conversion to Class A shares approximately eight years after purchase.

                                   Legg Mason Partners Georgia Municipals Fund 5

More on the fund's investments

Georgia municipal securities

In addition to securities issued by the state of Georgia and certain Georgia governmental issuers, "Georgia municipal securities" include debt obligations issued by certain non-Georgia governmental issuers such as Puerto Rico, the U.S.
Virgin Islands and Guam. The interest on Georgia municipal securities is exempt from regular federal income tax and Georgia personal income tax. As a result, the interest rate on these bonds normally is lower than it would be if the bonds were subject to taxation. The Georgia municipal securities in which the fund invests include general obligation bonds, revenue bonds and municipal leases.
These securities may pay interest at fixed, variable or floating rates. The fund may also hold zero coupon securities which pay no interest during the life of the obligation and normally trade at prices below their stated maturity value.

Other debt securities

The fund may invest up to 20% of its assets in municipal securities of non-Georgia issuers. These securities will generally be exempt from regular federal income taxes, but not Georgia income taxes. The fund may also invest up to 20% of its assets in debt securities which are issued or guaranteed by the full faith and credit of the U.S. government. These securities will be subject to federal taxation and may be subject to state taxation.

Derivative contracts

The fund may, but need not, use derivative contracts, such as financial futures, for any of the following purposes:

..    To hedge against the economic impact of adverse changes in the market value of portfolio securities, due to changes in interest rates;

..    As a substitute for buying or selling securities; or

..    As a cash flow management technique.

     A futures contract will obligate or entitle the fund to deliver or receive an asset or cash payment based on the change in value of one or more securities.
The other parties to certain futures contracts present the same types of default risk as issuers of fixed income securities.

     The fund may invest in inverse floating rate securities. These securities pay interest at a rate which moves in the opposite direction from movements in market interest rates. Inverse floaters and futures are volatile and involve leverage which may expose the fund to increased risk of loss. Therefore, using futures or inverse floaters can disproportionately increase losses and reduce opportunities for gains when interest rates are changing. The fund may not fully benefit from or may lose money on futures contracts used for hedging purposes if changes in their value do not correspond as anticipated to changes in the value of the fund's holdings. Futures and inverse floaters can also make a fund less liquid and harder to value, especially in declining markets.

Defensive investing

The fund may depart from its principal investment strategies in response to adverse market, economic or political conditions by taking temporary defensive positions in any type of money market instruments and short-term debt securities or cash. If the fund takes a temporary defensive position, it may be unable to achieve its investment goal.

6 Legg Mason Partners Funds

Other investments

The fund may also use other strategies and invest in other securities that are described, along with their risks, in the SAI. However, the fund might not use all of the strategies and techniques or invest in all of the types of securities described in this Prospectus or in the SAI. Also note that there are many other factors, which are not described here, that could adversely affect your investment and that could prevent the fund from achieving its investment goal.

Portfolio holdings

The fund's policies and procedures with respect to the fund's disclosure of its portfolio securities are described in the SAI.

Management

Manager and subadviser

The fund's investment manager is Legg Mason Partners Fund Advisor, LLC ("LMPFA"
or the "manager"). The manager's address is 399 Park Avenue, New York 10022. The manager oversees the fund's operations and provides administrative services.

     In order to assist it in carrying out its investment management responsibilities, the manager has retained Western Asset Management Company
("Western Asset" or the "subadviser) to render advisory services to the fund and manage the fund's portfolio. The manager pays the fees of the subadviser.

     Western Asset, established in 1971 and a wholly owned subsidiary of Legg
Mason, Inc. ("Legg Mason"), acts as investment adviser to institutional accounts, such as corporate pension plans, mutual funds and endowment funds.
Total assets under management by Western Asset and its supervised affiliates were approximately $512 billion as of March 31, 2006. The address of Western
Asset is 385 East Colorado Boulevard, Pasadena, CA 91101.

     A discussion regarding the basis for the board's approval of the fund's management agreement with Smith Barney Fund Management LLC ("SBFM"), the fund's prior manager, is available in the fund's annual report for the fiscal year ended March 31, 2006.

     Joseph P. Deane, portfolio manager of the subadviser, has been responsible for the day-to-day management of the fund since February 1999. David T. Fare, portfolio manager of the subadviser, has shared the responsibility for the day-
to-day management of the fund with Mr. Deane since 2004. Mr. Deane and Mr. Fare have served as portfolio managers for the fund and have been employed by the current and immediately prior investment manager to the fund for more than five years.

     The SAI provides additional information about the portfolio managers'
compensation, any other accounts managed by the portfolio managers and any fund shares held by the portfolio managers, and has more detailed information about the managers, the subadviser and other fund service providers.

     On June 23, 2005, Citigroup Inc. ("Citigroup") entered into an agreement to sell substantially all of its asset management business, which included SBFM, to
Legg Mason. The transaction took place on December 1, 2005. As a result, SBFM, previously an indirect wholly-owned subsidiary of Citigroup, became a wholly-owned subsidiary of Legg Mason. A new investment management contract between the fund and SBFM became effective on December 1, 2005.

                                   Legg Mason Partners Georgia Municipals Fund 7

     Legg Mason, whose principal executive offices are at 100 Light Street,
Baltimore, Mary-land 21202, is a financial services holding company. As of
December 31, 2005, Legg Mason's asset management operation had aggregate assets under management of approximately $850.8 billion.

Management fees

During the fiscal year ended March 31, 2006, SBFM received a management fee equal to 0.43% of the fund's average daily net assets.

Distribution plan

Legg Mason Investor Services, LLC ("LMIS"), a wholly-owned broker-dealer subsidiary of Legg Mason and Citigroup Global Markets Inc. ("CGMI") serve as the fund's distributors. The fund has adopted a Rule 12b-1 distribution plan for its
Class A, B and C shares. Under the plan, the fund pays distribution and/or service fees. These fees are an ongoing expense and, over time, may cost you more than other types of sales charges.

     In addition, the distributors may make payments for distribution and/or shareholder servicing activities out of its past profits and other available sources. The distributors may also make payments to dealers for marketing, promotional or related expenses. The amount of these payments is determined by the distributors and may be substantial. The manager or an affiliate may make similar payments under similar arrangements.

     The payments described above are often referred to as "revenue sharing payments." The recipients of such payments may include the fund's distributors and other affiliates of the manager, broker-dealers, financial institutions and other financial intermediaries through which investors may purchase shares of the fund. In some circumstances, such payments may create an incentive for an intermediary or its employees or associated persons to recommend or sell shares of the fund to you. Please contact your financial intermediary for details about revenue sharing payments it may receive.

Transfer agent and shareholder servicing agent

PFPC, Inc. (the "transfer agent"), located at P.O. Box 9699, Providence, Rhode
Island 02940-9699, serves as the fund's transfer agent and shareholder servicing agent. The transfer agent maintains the shareholder account records for the fund, handles certain communications between shareholders and the fund and distributes dividends and distributions payable by the fund.

Recent developments

On May 31, 2005, the SEC issued an order in connection with the settlement of an admin- istrative proceeding against SBFM and CGMI relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the
"Funds").

     The SEC order finds that SBFM and CGMI willfully violated Section 206(1) of the Investment Advisers Act of 1940 ("Advisers Act"). Specifically, the order finds that SBFM and CGMI knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group ("First
Data"), the Funds' then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money

8 Legg Mason Partners Funds

than before; and that Citigroup Asset Management ("CAM"), the Citigroup business unit that, at the time, included the fund's investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGMI. The order also finds that SBFM and CGMI willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds' boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds'
best interests and that no viable alternatives existed. SBFM and CGMI do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

     The SEC censured SBFM and CGMI and ordered them to cease and desist from viola- tions of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million.
Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Funds since December 1,
2004 less certain expenses be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the affected Funds.

     The order required SBFM to recommend a new transfer agent contract to the
Funds' boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent,
SBFM and CGMI would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21,
2005, and within the specified timeframe, the fund's Board selected a new transfer agent for the fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

     Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.

     On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

                                   Legg Mason Partners Georgia Municipals Fund 9

Choosing a class of shares to buy

You can choose among four classes of shares: Classes A, B, C and Y. Each class has different sales charges and expenses, allowing you to choose the class that best meets your needs. When choosing which class of shares to buy, you should consider:

..    How much you plan to invest

..    How long you expect to own the shares

..    The expenses paid by each class detailed in the Fee table and Example at the front of this Prospectus

..    Whether you qualify for any reduction or waiver of sales charges

     If you are choosing between Class A and Class B shares, it will in almost all cases be the more economical choice for you to purchase Class A shares if you plan to purchase shares in an amount of $50,000 or more (whether in a single purchase or through aggregation of eligible holdings). This is because of the reduced sales charge available on larger investments of Class A shares and the lower ongoing expenses of Class A shares compared to Class B shares.

     You may buy shares from:

..    Certain broker/dealers, financial intermediaries, financial institutions or a distributor's financial advisors (each called a "Service Agent").

..    The fund, but only if you are investing through certain qualified plans or
     Service Agents.

     Not all classes of shares are available through all Service Agents. You should contact your Service Agent for further information.

Investment minimums

Minimum initial and additional investment amounts vary depending on the class of shares you buy and the nature of your investment account.

                                                          INITIAL     ADDITIONAL
                                                 CLASSES                 ALL
                                                 A, B, C    CLASS Y    CLASSES
================================================================================
General                                          $ 1,000  $15 million   $50
--------------------------------------------------------------------------------
Monthly Systematic Investment Plans                 $ 25      n/a       $25
--------------------------------------------------------------------------------
Quarterly Systematic Investment Plans               $ 50      n/a       $50
--------------------------------------------------------------------------------
Uniform Gifts or Transfers to Minors Accounts      $ 250  $15 million   $50
--------------------------------------------------------------------------------
Programs offered by third-party intermediaries,
  including asset allocation programs, wrap
  account programs, fee-based programs and
  unified managed account programs or
  individual accounts within such programs         $   1      n/a       $ 1
--------------------------------------------------------------------------------

     More information about the fund's classes of shares is available through the Legg Mason Partners Funds' website. You'll find detailed information about sales charges and ways you can qualify for reduced or waived sales charges, including:

..    the front-end sales charges that apply to the purchase of Class A shares

..    the deferred sales charges that apply to the redemption of Class B shares and Class C shares and certain Class A shares (within one year)

..    who qualifies for lower sales charges on Class A shares

..    who qualifies for a sales load waiver

     GO TO http://www.leggmason.com/InvestorServices AND CLICK ON THE NAME OF
THE FUND.

10 Legg Mason Partners Funds

Comparing the fund's classes

Your Service Agent can help you decide which class meets your goals. The Service
Agent may receive different compensation depending upon which class you choose.

                       CLASS A              CLASS B           CLASS C        CLASS Y
=========================================================================================
KEY FEATURES     . Initial sales        . No initial      . No initial    . No initial
                   charge                 sales charge      sales charge    or deferred
                 . You may              . Deferred        . Deferred        sales charge
                   qualify for            sales charge      sales charge  . Must invest
                   reduction              declines over     for only        at least $ 15
                   or waiver of           time              1 year          million
                   initial sales        . Converts to     . Does not      . Lower annual
                   charge                 Class A after     convert to      expenses
                 . Lower annual           8 years           Class A         than the
                   expenses             . Higher annual   . Higher annual   other classes
                   than Class B           expenses          expenses
                   and Class C            than Class A      than Class A
-----------------------------------------------------------------------------------------
INITIAL SALES      Up to 4.00%;           None              None            None
CHARGE             reduced for
                   large purchases
                   and waived for
                   certain investors.
                   No charge for
                   purchases of
                   $500,000
                   or more
-----------------------------------------------------------------------------------------
DEFERRED SALES     1.00% on               Up to 4.50%       1.00% if        None
CHARGE             purchases of           charged when      you redeem
                   $500,000               you redeem        within 1 year
                   or more if             shares. The       of purchase
                   you redeem             charge is
                   within 1 year          reduced over
                   of purchase            time and there
                   is no deferred
                   sales charge
                   after 5 years
-----------------------------------------------------------------------------------------
ANNUAL             0.15% of               0.65% of          0.70% of        None
DISTRIBUTION       average                average           average
AND SERVICE        daily net              daily net         daily net
FEES               assets                 assets            assets
-----------------------------------------------------------------------------------------
EXCHANGE           Class A shares         Class B shares    Class C shares  Class Y shares
PRIVILEGE*         of most Legg           of most Legg      of most Legg    of most Legg
                   Mason Partners         Mason Partners    Mason Partners  Mason Partners
                   funds                  funds             funds           funds
-----------------------------------------------------------------------------------------

*  Ask your Service Agent for the Legg Mason Partners funds available for exchange.

                                  Legg Mason Partners Georgia Municipals Fund 11

Sales charges

CLASS A SHARES

You buy Class A shares at the offering price, which is the net asset value plus a sales charge. You pay a lower sales charge as the size of your investment increases to certain levels called breakpoints. You do not pay a sales charge on the fund's distributions or dividends you reinvest in additional Class A shares.

     The table below shows the rate of sales charge you pay, depending on the amount you purchase. The table below also shows the amount of broker/dealer compensation that is paid out of the sales charge. For shares sold by LMIS, LMIS will receive the sales charge imposed on purchases of Class A shares (or any deferred sales charge paid on redemptions) and will retain the full amount of such sales charge. For shares sold by CGMI, CGMI will receive the sales charge imposed on purchases of Class A shares and will retain an amount equal to the broker-dealer commission paid out of the sales charge. CGMI will pay up to 10%
of the sales charge to LMIS. Service Agents also will receive the service fee payable on Class A shares at an annual rate equal to 0.15% of the average daily net assets represented by the Class A shares serviced by them.

                                      SALES CHARGE  SALES CHARGE   BROKER/DEALER
                                        AS A % OF     AS A % OF     COMMISSION
                                         OFFERING    NET AMOUNT      AS A % OF
AMOUNT OF PURCHASE                        PRICE       INVESTED    OFFERING PRICE
================================================================================
Less than $25,000                          4.00         4.17        up to 4.00
--------------------------------------------------------------------------------
$25,000 but less than $50,000              3.50         3.63        up to 3.50
--------------------------------------------------------------------------------
$50,000 but less than $100,000             3.00         3.09        up to 3.00
--------------------------------------------------------------------------------
$100,000 but less than $250,000            2.50         2.56        up to 2.50
--------------------------------------------------------------------------------
$250,000 but less than $500,000            1.50         1.52        up to 1.50
--------------------------------------------------------------------------------
$500,000 or more                           0.00         0.00        up to 1.00*
--------------------------------------------------------------------------------

*  A distributor may pay up to 1.00% to a Service Agent for purchase amounts of
   $500,000 or more. In such case, starting in the thirteenth month after purchase, the Service Agent will also receive the annual distribution and service fee of up to 0.15% of the average daily net assets represented by the
   Class A shares held by its clients. Prior to the thirteenth month, the distributor will retain the distribution and service fee. Where the Service
   Agent does not receive the payment of this commission, the Service Agent will instead receive the distribution and service fee starting immediately after purchase. In certain cases, the Service Agent may receive both a payment of the commission and the annual distribution and service fee starting immediately after purchase. Please contact your Service Agent for more information.

Investments of $500,000 or more

You do not pay an initial sales charge when you buy $500,000 or more of Class A shares. However, if you redeem these Class A shares within one year of purchase, you will pay a deferred sales charge of 1.00%.

Qualifying for a reduced Class A sales charge

     There are several ways you can combine multiple purchases of Class A shares of Legg Mason Partners funds to take advantage of the breakpoints in the sales charge schedule. In order to take advantage of reductions in sales charges that may be available to you when you purchase fund shares, you must inform your
Service Agent or the transfer agent if you have entered into a letter of intent or a right of accumulation and if there are other accounts in which there are holdings eligible to be aggregated with your purchase. You may

12 Legg Mason Partners Funds

need to provide certain records, such as account statements for accounts held by family members or accounts you hold at broker-dealer or financial intermediary, in order to verify your eligibility for reduced sales charges.

..    ACCUMULATION PRIVILEGE - lets you combine the current value of Class A shares of the fund with all other shares of Legg Mason Partners funds that are owned by:

     .    you; or

     .    your spouse and children under the age of 21; and

          that are offered with a sales charge, with the dollar amount of your next purchase of Class A shares for purposes of calculating the initial sales charge.

     Shares of Smith Barney money market funds (other than money market fund shares acquired by exchange from other Legg Mason Partners funds offered with a sales charge and shares of those money market fund shares noted below) and Legg
Mason Partners S&P 500 Index Fund may not be combined. However, shares of Legg
Mason Partners Exchange Reserve Fund and Class C shares of Legg Mason Partners
Adjustable Rate Income Fund, Legg Mason Partners Inflation Management Fund, Legg
Mason Partners Intermediate Maturity California Municipals Fund, Legg Mason
Partners Intermediate Maturity New York Municipals Fund, Legg Mason Partners
Limited Term Municipals Fund, Smith Barney Money Funds, Inc.--Cash and
Government Portfolios, Legg Mason Partners Short Duration Municipal Income Fund,
and Legg Mason Partners Short-Term Investment Grade Bond Fund are not offered with a sales charge, but may be combined.

     If your current purchase order will be placed through a Smith Barney
Financial Advisor, you may also combine eligible shares held in accounts with a different Service Agent. If you hold shares of Legg Mason Partners funds in accounts at two or more different Service Agents, please contact your Service
Agents to determine which shares may be combined.

     Certain trustees and fiduciaries may be entitled to combine accounts in determining their sales charge.

..    LETTER OF INTENT - lets you purchase Class A shares of Legg Mason Partners funds over a 13-month period and pay the same sales charge on Class A shares, if any, as if all shares had been purchased at once. At the time you enter into the letter of intent, you select your asset goal amount.
     Generally, purchases of any Legg Mason Partners fund shares that are subject to a sales charge and are purchased during the 13-month period by

     .    you; or

     .    your spouse and children under the age of 21

          are eligible for inclusion under the letter, based on the public offering price at the time of the purchase, and any capital appreciation on those shares. You may also backdate your letter up to
          90 days in which case eligible purchases made during that period will be treated as purchases made under the letter. In addition, you can include towards your asset goal an amount of the current value of any eligible purchases that were made prior to the date of entering into the letter of intent and are still held.

     If you are setting up your letter of intent through a Smith Barney
Financial Advisor, you may also include eligible shares held in accounts with a different Service Agent. If you hold shares of Legg Mason Partners funds accounts at two or more different Service Agents, please contact your Service
Agents to determine which shares may be combined.

     Shares of Smith Barney money market funds (other than money market fund shares acquired by exchange from other Legg Mason Partners funds offered with a sales charge and

                                  Legg Mason Partners Georgia Municipals Fund 13

shares of those money market funds noted below) and Legg Mason Partners S&P 500
Index Fund may not be combined. However, shares of Legg Mason Partners Exchange
Reserve Fund and Class C shares of Legg Mason Partners Adjustable Rate Income
Fund, Legg Mason Partners Inflation Management Fund, Legg Mason Partners
Intermediate Maturity California Municipals Fund, Legg Mason Partners
Intermediate Maturity New York Municipals Fund, Legg Mason Partners Limited Term
Municipals Fund, Smith Barney Money Funds, Inc.--Cash and Government Portfolios,
Legg Mason Partners Short Duration Municipal Income Fund, and Legg Mason
Partners Short-Term Investment Grade Bond Fund, although not offered with a sales charge, may be combined.

     If you do not meet your asset goal amount, shares equal to the amount of any sales charges due for your actual purchases, will be redeemed from your account.

Waivers for certain Class A investors

Class A initial sales charges are waived for certain types of investors, including:

..    Employees of NASD members

..    Investors participating in "wrap fee" or asset allocation programs or other fee-based arrangements sponsored by certain broker-dealers affiliated with
     CGMI

..    Investors who redeemed Class A shares of a Legg Mason Partners fund in the past 60 days, if the investor's Service Agent is notified

IF YOU QUALIFY FOR A WAIVER OF CLASS A INITIAL SALES CHARGE, YOU MUST NOTIFY
YOUR SERVICE AGENT OR THE TRANSFER AGENT AT THE TIME OF PURCHASE.

IF YOU WANT TO LEARN ABOUT THE ADDITIONAL WAIVERS OF CLASS A INITIAL SALES
CHARGES, CONTACT YOUR SERVICE AGENT, CONSULT THE SAI OR VISIT THE LEGG MASON
PARTNERS FUNDS' WEBSITE: HTTP://WWW.LEGGMASON.COM/INVESTORSERVICES AND CLICK ON
THE NAME OF THE FUND.

CLASS B SHARES

You buy Class B shares at net asset value without paying an initial sales charge. However, if you redeem your Class B shares within five years of your purchase payment, you will pay a deferred sales charge. The deferred sales charge decreases as the number of years since your purchase payment increases.

YEAR AFTER PURCHASE            1ST  2ND  3RD  4TH  5TH  6TH  THROUGH  8TH
================================================================================
Deferred sales charge         4.5%  4%   3%   2%   1%           0%
--------------------------------------------------------------------------------

     LMIS will pay Service Agents, including CGMI, selling Class B shares a commission of up to 4.00% of the purchase price of the Class B shares they sell and LMIS will retain the deferred sales charges. Service Agents also receive a service fee at an annual rate equal to 0.15% of the average daily net assets represented by the Class B shares serviced by them.

14 Legg Mason Partners Funds

Class B conversion

     After approximately 8 years, Class B shares automatically convert into
Class A shares. This helps you because Class A shares have lower annual expenses. Your Class B shares will convert to Class A shares as follows:

SHARES ISSUED:                SHARES ISSUED:            SHARES ISSUED:
AT INITIAL                    ON REINVESTMENT OF        UPON EXCHANGE FROM
PURCHASE                      DIVIDENDS AND             ANOTHER LEGG MASON
                              DISTRIBUTIONS             PARTNERS FUND
================================================================================
Approximately eight years     In same proportion        On the date the shares
after the date of purchase    as the number of          originally acquired
payment                       Class B shares            would have converted
                              converting is to total    into Class A shares
                              Class B shares you
                              own (excluding shares
                              issued as dividends)
--------------------------------------------------------------------------------

CLASS C SHARES

You buy Class C shares at net asset value without paying an initial sales charge. However, if you redeem your Class C shares within one year of purchase, you will pay a deferred sales charge of 1%.

     LMIS will pay Service Agents selling Class C shares a commission of up to
1.00% of the purchase price of the Class C shares they sell and will retain the deferred sales charges and the distribution and service fee until the thirteenth month after purchase. Starting in the thirteenth month after purchase, Service
Agents also receive an annual fee of up to 0.70% of the average net assets represented by the Class C shares serviced by them.

CLASS Y SHARES

You buy Class Y shares at net asset value with no initial sales charge and no deferred sales charge when you redeem. You must meet the $15,000,000 initial investment requirement. You can use a letter of intent to meet this minimum requirement by buying Class Y shares of the fund over a 13-month period. To qualify, you must initially invest at least $5,000,000.

                                  Legg Mason Partners Georgia Municipals Fund 15

More about deferred sales charges

The deferred sales charge is based on the net asset value at the time of purchase or redemption, whichever is less, and therefore you do not pay a sales charge on amounts representing appreciation or depreciation.

     In addition, you do not pay a deferred sales charge on:

..    Shares exchanged for shares of another Legg Mason Partners fund

..    Shares representing reinvested distributions and dividends

..    Shares no longer subject to the deferred sales charge

     Each time you place a request to redeem shares, the fund will first redeem any shares in your account that are not subject to a deferred sales charge and then the shares in your account that have been held the longest.

     If you redeemed shares of a Legg Mason Partners fund in the past 60 days and paid a deferred sales charge, you may buy shares of the fund at the current net asset value and be credited with the amount of the deferred sales charge, if you notify your Service Agent.

     The fund's distributor receives deferred sales charges as partial compensation for its expenses in selling shares, including the payment of compensation to your Service Agent.

DEFERRED SALES CHARGE WAIVERS

The deferred sales charge for each share class will generally be waived:

..    On payments made through certain systematic withdrawal plans

..    For involuntary redemptions of small account balances

..    For 12 months following the death or disability of a shareholder

IF YOU WANT TO LEARN MORE ABOUT ADDITIONAL WAIVERS OF DEFERRED SALES CHARGES,
CONTACT YOUR SERVICE AGENT, CONSULT THE SAI OR VISIT THE LEGG MASON PARTNERS
FUNDS WEBSITE: HTTP://WWW.LEGGMASON.COM/INVESTORSERVICES AND CLICK ON THE NAME
OF THE FUND.

16 Legg Mason Partners Funds

Buying shares

       THROUGH A    You should contact your Service Agent to open a brokerage
   SERVICE AGENT    account and make arrangements to buy shares.

                         If you do not provide the following information, your
                    order will be rejected:

                    .    Class of shares being bought

                    .    Dollar amount or number of shares being bought

                         Your Service Agent may charge an annual account
                    maintenance fee.
--------------------------------------------------------------------------------
THROUGH THE FUND    Certain investors who are clients of certain Service Agents are eligible to buy shares directly from the fund.

                    .    Write the fund at the following address:

                         LEGG MASON PARTNERS GEORGIA MUNICIPALS FUND
                         LEGG MASON PARTNERS MUNICIPAL FUNDS
                         (SPECIFY CLASS OF SHARES)
                         C/O PFPC INC.
                         P.O. BOX 9699
                         PROVIDENCE, RHODE ISLAND 02940-9699

                    .    Enclose a check to pay for the shares. For initial
                         purchases, complete and send an account application.

                    .    For more information, please call Shareholder Services
                         at 1-800-451-2010.
--------------------------------------------------------------------------------
      THROUGH A     You may authorize your Service Agent or the transfer agent
     SYSTEMATIC     to transfer funds automatically from (i) a regular bank
INVESTMENT PLAN     account, (ii) cash held in a brokerage account opened with a Service Agent or (iii) certain money market funds,
                    in order to buy shares on a regular basis.

                    .    Amounts transferred should be at least $25 monthly or
                         $50 quarterly

                    .    If you do not have sufficient funds in your account on
                         a transfer date, your Service Agent or the transfer
                         agent may charge you a fee

                    FOR MORE INFORMATION, CONTACT YOUR SERVICE AGENT OR CONSULT
                    THE SAI.

                                  Legg Mason Partners Georgia Municipals Fund 17

Exchanging shares

      LEGG MASON    You should contact your Service Agent to exchange into
 PARTNERS OFFERS    other Legg Mason Partners funds. Be sure to read the
   A DISTINCTIVE    prospectus of the Legg Mason Partners fund into which you
 FAMILY OF FUNDS    are exchanging. An exchange is a taxable transaction.
TAILORED TO HELP
MEET THE VARYING    .    You may exchange shares only for shares of the same
   NEEDS OF BOTH         class of another Legg Mason Partners fund. Not all Legg
       LARGE AND         Mason Partners funds offer all classes.
 SMALL INVESTORS
                    .    Not all Legg Mason Partners funds may be offered in
                         your state of residence. Contact your Service Agent or
                         the transfer agent for further information.

                    .    Exchanges of Class A, Class B and Class C shares are
                         subject to minimum investment requirements (except for
                         systematic investment plan exchanges), and all shares
                         are subject to the other requirements of the fund into
                         which exchanges are made.

                    .    If you hold share certificates, the transfer agent must
                         receive the certificates endorsed for transfer or with
                         signed stock powers (documents transferring ownership
                         of certificates) before the exchange is effective.

                    .    The fund may suspend or terminate your exchange
                         privilege if you engage in an excessive pattern of
                         exchanges.
--------------------------------------------------------------------------------

       WAIVER OF    Your shares will not be subject to an initial sales charge
ADDITIONAL SALES    at the time of the exchange.
         CHARGES

                         Your deferred sales charge (if any) will continue to be
                    measured from the date of your original purchase of shares subject to a deferred sales charge. If the fund into which you exchange has a higher deferred sales charge, you will be subject to that charge. If you exchange at any time into a fund with a lower charge, the sales charge will not be
                    reduced.
--------------------------------------------------------------------------------

    BY TELEPHONE    If you do not have a brokerage account with a Service
                    Agent, you may be eligible to exchange shares through the
                    fund. You must complete an authorization form to authorize telephone transfers. If eligible, you may make telephone
                    exchanges on any day the New York Stock Exchange ("NYSE") is open. Call Shareholder Services at 1-800-451-2010 between
                    9:00 a.m. and 4:00 p.m. (Eastern time). You can make
                    telephone exchanges only between accounts that have
                    identical registrations.
--------------------------------------------------------------------------------

         BY MAIL    If you do not have a brokerage account, contact your
                    Service Agent or write to the transfer agent at the address on the following page.
--------------------------------------------------------------------------------

18 Legg Mason Partners Funds

Redeeming shares

     GENERALLY Contact your Service Agent to redeem shares of the fund.

                    If you hold share certificates, the transfer agent must
               receive the certificates endorsed for transfer or with signed stock powers (documents transferring ownership of certificates)
               before the redemption is effective.

                    If the shares are held by a fiduciary or corporation, other documents may be required. Your redemption proceeds will be sent within three business days after your request is received in good order. However, if you recently purchased your shares by check, your redemption proceeds will not be sent to you until your original check clears, which may take up to 10 days.

                    If you have a brokerage account with a Service Agent, your redemption proceeds will be placed in your account and not reinvested without your specific instruction. In other cases, unless you direct otherwise, your redemption proceeds will be paid by check mailed to your address of record.
--------------------------------------------------------------------------------
     BY MAIL   For accounts held directly at the fund, send written requests to the fund at the following address:

                    LEGG MASON PARTNERS GEORGIA MUNICIPALS FUND
                    LEGG MASON PARTNERS MUNICIPAL FUNDS
                    (SPECIFY CLASS OF SHARES)
                    C/O PFPC INC.
                    P.O. BOX 9699
                    PROVIDENCE, RHODE ISLAND 02940-9699

               Your written request must provide the following:

               .    The name of the fund and your account number

               .    The class of shares and the dollar amount or number of
                    shares to be redeemed

               .    Signatures of each owner exactly as the account is
                    registered
--------------------------------------------------------------------------------

                                  Legg Mason Partners Georgia Municipals Fund 19

    BY TELEPHONE    If you do not have a brokerage account with a Service Agent, you may be eligible to redeem shares in amounts up to
                    $50,000 per day through the fund. You must complete an
                    authorization form to authorize telephone redemptions. If
                    eligible, you may request redemptions by telephone on any
                    day the NYSE is open. Call Shareholder Services at
                    1-800-451-2010 between 9:00 a.m. and 4:00 p.m. (Eastern
                    time).

                         Your redemption proceeds can be sent by check to your
                    address of record or by wire or electronic transfer (ACH) to a bank account designated on your authorization form. You
                    must submit a new authorization form to change the bank
                    account designated to receive wire or electronic transfers and you may be asked to provide certain other documents. The transfer agent may charge a fee on a wire or an electronic transfer (ACH).

--------------------------------------------------------------------------------
  AUTOMATIC CASH    You can arrange for the automatic redemption of a portion of
WITHDRAWAL PLANS    your shares on a monthly or quarterly basis.

                         To qualify you must own shares of the fund with a value
                    of at least $10,000 and each automatic redemption must be at least $50. If your shares are subject to a deferred sales
                    charge, the sales charge will be waived if your automatic
                    payments do not exceed 1% per month of the value of your
                    shares subject to a deferred sales charge. The following
                    conditions apply:

                    .    Your shares must not be represented by certificates

                    .    All dividends and distributions must be reinvested

                    FOR MORE INFORMATION, CONTACT YOUR SERVICE AGENT OR CONSULT
                    THE SAI.

20 Legg Mason Partners Funds

Other things to know about share transactions

When you buy, exchange or redeem shares, your request must be in good order.
This means you have provided the following information, without which your request will not be processed:

..    Name of the fund

..    Your account number

..    Class of shares being bought, exchanged or redeemed

..    Dollar amount or number of shares being bought, exchanged or redeemed

..    Signature of each owner exactly as the account is registered

     The transfer agent will employ reasonable procedures to confirm that any telephone exchange or redemption request is genuine, including recording calls, asking the caller to provide certain personal identification information, sending you a written confirmation or requiring other confirmation procedures from time to time. If these procedures are followed, neither the fund nor the transfer agent will bear any liability for such transactions.

Signature guarantees

     To be in good order, your redemption request must include a signature guarantee if you:

..    Are redeeming over $50,000

..    Are sending signed share certificates or stock powers to the transfer agent

..    Instruct the transfer agent to mail the check to an address different from the one on your account

..    Changed your account registration

..    Want the check paid to someone other than the account owner(s)

..    Are transferring the redemption proceeds to an account with a different registration

     You can obtain a signature guarantee from most banks, dealers, brokers, credit unions and federal savings and loan institutions, but not from a notary public.

     The fund has the right to:

..    Suspend the offering of shares

..    Waive or change minimum and additional investment amounts

..    Reject any purchase or exchange order

..    Change, revoke or suspend the exchange privilege

..    Suspend telephone transactions

..    Suspend or postpone redemptions of shares on any day when trading on the
     NYSE is restricted, or as otherwise permitted by the SEC

..    Pay redemption proceeds by giving you securities. You may pay transaction costs to dispose of the securities

Small account balances/mandatory redemptions

If at any time the aggregate net asset value of the fund shares in your account is less than $500 for any reason (including solely due to declines in net asset value and/or failure to invest at least $500 within a reasonable period) the fund reserves the right to ask you to bring your account up to the applicable minimum investment amount as determined by your Service Agent. In such case you shall be notified in writing and will have 60 days to make an additional investment to bring your account value up to the required level. If you choose not to do so within this 60 day period, the fund may close your account and send

                                  Legg Mason Partners Georgia Municipals Fund 21

you the redemption proceeds. In the event your account is closed due to a failure to increase your balance to the minimum required amount, you will not be eligible to have your account subsequently reinstated without imposition of any sales charges that may apply to your new purchase. The fund may, with prior notice, change the minimum size of accounts subject to mandatory redemption, which may vary by class, or implement fees for small accounts.

     The fund may, with prior notice, adopt other policies from time to time requiring mandatory redemption of shares in certain circumstances.

     FOR MORE INFORMATION, CONTACT YOUR SERVICE AGENT OR THE TRANSFER AGENT OR
CONSULT THE SAI.

Frequent purchases and sales of fund shares

Frequent purchases and redemptions of mutual fund shares may interfere with the efficient management of a fund's portfolio by its portfolio manager, increase portfolio transaction costs, and have a negative effect on a fund's long-term shareholders. For example, in order to handle large flows of cash into and out of a fund, the portfolio manager may need to allocate more assets to cash or other short-term investments or sell securities, rather than maintaining full investment in securities selected to achieve the fund's investment objective.
Frequent trading may cause a fund to sell securities at less favorable prices.
Transaction costs, such as brokerage commissions and market spreads, can detract from the fund's performance. In addition, the return received by long term shareholders may be reduced when trades by other shareholders are made in an effort to take advantage of certain pricing discrepancies, when, for example, it is believed that the fund's share price, which is determined at the close of the
NYSE on each trading day, does not accurately reflect the value of the fund's portfolio securities. Funds investing in foreign securities have been particularly susceptible to this form of arbitrage, but other funds could also be affected.

     Because of the potential harm to the fund and its long-term shareholders, the Board of Trustees of the fund has approved policies and procedures that are intended to discourage and prevent excessive trading and market timing abuses through the use of various surveillance techniques. Under these policies and procedures, the fund may limit additional exchanges or purchases of fund shares by shareholders who are believed by the manager to be engaged in these abusive trading activities. The intent of the policies and procedures is not to inhibit legitimate strategies, such as asset allocation, dollar cost averaging, or similar activities that may nonetheless result in frequent trading of fund shares. For this reason, the Board has not adopted any specific restrictions on purchases and sales of fund shares, but the fund reserves the right to reject any exchange or purchase of fund shares with or without prior notice to the account holder. In cases where surveillance of a particular account establishes what the manager believes to be obvious market timing, the manager will seek to block future purchases and exchanges of fund shares by that account. Where surveillance of a particular account indicates activity that the manager believes could be either abusive or for legitimate purposes, the fund may permit the account holder to justify the activity.

22 Legg Mason Partners Funds

     The fund's policies also require personnel such as portfolio managers and investment staff to report any abnormal or otherwise suspicious investment activity, and prohibits short-term trades by such personnel for their own account in mutual funds managed by the manager and its affiliates, other than money market funds. Additionally, the fund has adopted policies and procedures to prevent the selective release of information about its portfolio holdings, as such information may be used for market-timing and similar abusive practices.

     The fund's policies provide for ongoing assessment of the effectiveness of current policies and surveillance tools, and the Board of Trustees reserves the right to modify these or adopt additional policies and restrictions in the future. Shareholders should be aware, however, that any surveillance techniques currently employed by the fund or other techniques that may be adopted in the future, may not be effective, particularly where the trading takes place through certain types of omnibus accounts. As noted above, if the fund is unable to detect and deter trading abuses, its performance, and long-term shareholders, may be harmed. In addition, because the fund has not adopted any specific limitations or restrictions on the trading of fund shares, shareholders may be harmed by the extra costs and portfolio management inefficiencies that result from frequent trading of fund shares, even when the trading is not for abusive purposes. The fund will provide advance notice to its shareholders and prospective investors of any specific restrictions on the trading of fund shares that the Board may adopt in the future.

Share certificates

Share certificates for the fund will no longer be issued. If you currently hold share certificates of the fund, such certificates will continue to be honored.

Dividends, distributions and taxes

Dividends and distributions

The fund pays dividends each month from its net investment income. The fund generally makes distributions of both short-term and long-term capital gain, if any, once a year, typically in December. The fund may pay additional distributions and dividends at other times if necessary for the fund to avoid a federal tax. The fund expects distributions to be primarily from income.
Distributions and dividends are reinvested in additional fund shares of the same class you hold. You do not pay a sales charge on reinvested distributions or dividends. Alternatively, you can instruct your Service Agent or the transfer agent to have your distributions and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to your Service Agent or the transfer agent less than five days before the payment date will not be effective until the next distribution or dividend is paid.

                                  Legg Mason Partners Georgia Municipals Fund 23

Taxes

In general, redeeming shares, exchanging shares and receiving dividends and distributions (whether in cash or additional shares) are all taxable events. The following table summarizes the tax status to you of certain transactions related to the fund.

                                                GEORGIA PERSONAL
TRANSACTION     FEDERAL TAX STATUS              INCOME TAX STATUS
--------------------------------------------------------------------------------
Redemption or   Usually capital gain or loss;   Usually capital gain or loss;
exchange of     long-term only if shares owned  long-term only if shares owned
shares          more than one year              more than one year
--------------------------------------------------------------------------------
Long-term       Long-term capital gain          Long-term capital gain
capital gain
distributions
--------------------------------------------------------------------------------
Dividends       Generally excluded from         Generally excluded from gross
                gross income if from interest   income if from interest on
                on tax-exempt securities,       Georgia municipal securities,
                otherwise ordinary income       otherwise ordinary income
--------------------------------------------------------------------------------

Distributions attributable to short-term capital gains are treated as dividends, taxable as ordinary income. Taxable dividends and long-term capital gain distributions are taxable whether received in cash or reinvested in fund shares.
Long-term capital gain distributions are taxable to you as long-term capital gain regardless of how long you have owned your shares. You may want to avoid buying shares when the fund is about to declare a capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

     It is possible that some of the fund's income distributions may be, and distributions of the fund's capital gains generally will be, subject to regular federal income and Georgia state taxation. The fund may realize capital gains on the sales of its securities or on transactions in futures contracts or other derivative instruments. Some of the fund's interest income that is exempt from regular federal income taxation may be subject to the federal alternative minimum tax. In addition, distributions of the fund's income and capital gains will generally be subject to state and local income taxes for investors that reside in states other than Georgia.

     After the end of each year, the fund will provide you with information about the distributions and dividends you received and any redemptions of shares during the previous year. If you do not provide the fund with your correct taxpayer identification number and any required certifications, you may be subject to back-up withholding on your distributions, dividends and redemption proceeds. Because each shareholder's circumstances are different and special tax rules may apply, you should consult your tax advisor about your investment in the fund.

24 Legg Mason Partners Funds

Share price

You may buy, exchange or redeem shares at their net asset value, plus any applicable sales charge, next determined after receipt of your request in good order. For each class of shares net asset value is the value of its assets minus its liabilities divided by the number of shares outstanding. Net asset value is calculated separately for each class of shares. The fund calculates its net asset value every day the NYSE is open. This calculation is done when regular trading closes on the NYSE (normally 4:00 p.m., Eastern time). The NYSE is closed on certain holidays listed in the SAI.

     The Board of Trustees has approved procedures to be used to value the fund's securities for the purposes of determining the fund's net asset value.
The valuation of the securities of the fund is determined in good faith by or under the direction of the Board of Trustees. The Board of Trustees has
delegated certain valuation functions for the fund to the manager.

     The fund generally values its securities based on market prices determined at the close of regular trading on the NYSE. The market price for debt obligations is generally the price supplied by an independent third party pricing service approved by the fund's Board, which may use a matrix, formula or other objective method that takes into consideration market indices, yield curves and other specific adjustments. Short-term debt obligations that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment's fair value. If vendors are unable to supply a price, or if the price supplied is deemed by the manager to be unreliable, the market price may be determined using quotations received from one or more broker/dealers that make a market in the security. When such prices or quotations are not available, or when the manager believes that they are unreliable, the manager may price securities using fair value procedures approved by the Board. The fund may also use fair value procedures if the manager determines that a significant event has occurred between the time at which a market price is determined and the time at which the fund's net asset value is calculated.

     Valuing securities at fair value involves greater reliance on judgment than valuation of securities based on readily available market quotations. A fund that uses fair value to price securities may value those securities higher or lower than another fund using market quotations or its own fair value methodologies to price the same securities. There can be no assurance that the fund could obtain the fair value assigned to a security if it were to sell the security at approximately the time at which the fund determines its net asset value.

     In order to buy, redeem or exchange shares at that day's price, you must place your order with your Service Agent or the transfer agent before the NYSE closes. If the NYSE closes early, you must place your order prior to the actual closing time. Otherwise, you will receive the next business day's price.

     Service Agents must transmit all properly received orders to buy, exchange or redeem shares to the transfer agent before the transfer agent's close of business.

                                  Legg Mason Partners Georgia Municipals Fund 25

Financial highlights

The financial highlights tables are intended to help you understand the performance of each class for the past 5 years (or since inception if less than
5 years). Certain information reflects financial results for a single share.
Total return represents the rate that a shareholder would have earned (or lost)
on a fund share assuming reinvestment of all dividends and distributions. The information in the following tables has been derived from the fund's financial statements which have been audited by KPMG LLP, independent registered public accounting firm, whose report, along with the fund's financial statements, is included in the annual report (available upon request). No information is presented for Class Y shares because no shares were outstanding during these fiscal years.

--------------------------------------------------------------------------------
FOR A CLASS A SHARE(1) OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR
ENDED MARCH 31:
--------------------------------------------------------------------------------

                                              2006      2005      2004      2003      2002
=============================================================================================
NET ASSET VALUE, BEGINNING OF YEAR           $12.71    $13.10    $13.22    $12.79    $13.08
---------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS:
  Net investment income                        0.57      0.60      0.63      0.66      0.65
  Net realized and unrealized gain (loss)     (0.08)    (0.39)    (0.12)     0.42     (0.29)
---------------------------------------------------------------------------------------------
Total income from operations                   0.49      0.21      0.51      1.08      0.36
---------------------------------------------------------------------------------------------
LESS DISTRIBUTIONS FROM:
  Net investment income                       (0.57)    (0.60)    (0.63)    (0.65)    (0.65)
  In excess of net investment income             --        --        --        --     (0.00)*
---------------------------------------------------------------------------------------------
Total distributions                           (0.57)    (0.60)    (0.63)    (0.65)    (0.65)
---------------------------------------------------------------------------------------------
NET ASSET VALUE, END OF YEAR                 $12.63    $12.71    $13.10    $13.22    $12.79
---------------------------------------------------------------------------------------------
TOTAL RETURN(2)                                3.93%     1.64%     3.92%     8.54%     2.76%
---------------------------------------------------------------------------------------------
NET ASSETS, END OF YEAR (000S)              $39,184   $41,166   $41,325   $41,740   $42,917
---------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
  Gross expenses                              0.79%      0.80%     0.71%     0.72%     0.75%
  Net expenses(3)                             0.78(4)  0.79(4)     0.71      0.72      0.75
  Net investment income                       4.53     4.64        4.74      4.98      4.97
---------------------------------------------------------------------------------------------
PORTFOLIO TURNOVER RATE                         15%      16%         23%       19%       43%
---------------------------------------------------------------------------------------------

(1)  Per share amounts have been calculated using the monthly average shares method.

(2)  Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)  As a result of a voluntary expense limitation, the ratio of expenses to average net assets of the class will not exceed 0.80%.

(4)  The investment manager voluntarily waived a portion of its fees.

*    Amount represents less than $0.01 per share.

26 Legg Mason Partners Funds

--------------------------------------------------------------------------------
FOR A CLASS B SHARE(1) OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR
ENDED MARCH 31:
--------------------------------------------------------------------------------

                                              2006      2005      2004      2003      2002
=============================================================================================
NET ASSET VALUE, BEGINNING OF YEAR           $12.68    $13.07    $13.19    $12.76    $13.07
---------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS:
  Net investment income                        0.51      0.54      0.55     0.58       0.58
  Net realized and unrealized gain (loss)     (0.09)    (0.40)    (0.11)    0.43      (0.30)
---------------------------------------------------------------------------------------------
Total income from operations                   0.42      0.14      0.44     1.01       0.28
---------------------------------------------------------------------------------------------
LESS DISTRIBUTIONS FROM:
  Net investment income                       (0.50)    (0.53)    (0.56)   (0.58)     (0.59)
  In excess of net investment income             --        --        --       --      (0.00)*
---------------------------------------------------------------------------------------------
Total distributions                           (0.50)    (0.53)    (0.56)   (0.58)     (0.59)
---------------------------------------------------------------------------------------------
NET ASSET VALUE, END OF YEAR                 $12.60    $12.68    $13.07   $13.19     $12.76
---------------------------------------------------------------------------------------------
TOTAL RETURN(2)                                3.40%     1.06%     3.36%    8.03%      2.12%
---------------------------------------------------------------------------------------------
NET ASSETS, END OF YEAR (000S)               $5,306    $7,385   $10,246  $12,265    $11,544
---------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
  Gross expenses                               1.38%     1.36%     1.27%    1.26%      1.29%
  Net expenses(3)                              1.29(4)   1.29(4)   1.27     1.26       1.29
  Net investment income                        4.01      4.13      4.19     4.45       4.42
---------------------------------------------------------------------------------------------
PORTFOLIO TURNOVER RATE                          15%       16%       23%      19%        43%
---------------------------------------------------------------------------------------------

(1)  Per share amounts have been calculated using the monthly average shares method.

(2)  Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)  As a result of a voluntary expense limitation, the ratio of expenses to average net assets of the class will not exceed 1.30%.

(4)  The investment manager voluntarily waived a portion of its fees.

*    Amount represents less than $0.01 per share.

                                  Legg Mason Partners Georgia Municipals Fund 27

--------------------------------------------------------------------------------
FOR A CLASS C SHARE(1) OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR
ENDED MARCH 31:
--------------------------------------------------------------------------------

                                              2006      2005      2004      2003      2002
=============================================================================================
NET ASSET VALUE, BEGINNING OF YEAR           $12.67    $13.05    $13.17   $12.75     $13.05
---------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS:
  Net investment income                        0.50      0.53      0.55     0.57       0.57(
  Net realized and unrealized gain (loss)     (0.10)    (0.39)    (0.12)    0.42      (0.29)
---------------------------------------------------------------------------------------------
Total income from operations                   0.40      0.14      0.43     0.99       0.28
---------------------------------------------------------------------------------------------
LESS DISTRIBUTIONS FROM:
  Net investment income                       (0.49)    (0.52)    (0.55)   (0.57)     (0.58)
  In excess of net investment income             --        --        --       --      (0.00)*
---------------------------------------------------------------------------------------------
Total distributions                           (0.49)    (0.52)    (0.55)   (0.57)     (0.58)
---------------------------------------------------------------------------------------------
NET ASSET VALUE, END OF YEAR                 $12.58    $12.67    $13.05   $13.17     $12.75
---------------------------------------------------------------------------------------------
TOTAL RETURN(2)                                3.27%     1.09%     3.31%    7.90%      2.15%
---------------------------------------------------------------------------------------------
NET ASSETS, END OF YEAR (000S)               $6,968    $8,139    $9,557   $8,874     $8,205
---------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
  Gross expenses                               1.40%     1.40%     1.32%    1.33%      1.34%
  Net expenses(3)                              1.35(4)   1.34(4)   1.32     1.33       1.34
  Net investment income                        3.97      4.08      4.14     4.38       4.39
---------------------------------------------------------------------------------------------
PORTFOLIO TURNOVER RATE                          15%       16%       23%      19%         43%
---------------------------------------------------------------------------------------------

(1)  Per share amounts have been calculated using the monthly average shares method.

(2)  Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)  As a result of a voluntary expense limitation, the ratio of expenses to average net assets of the class will not exceed 1.35%.

(4)  The investment manager voluntarily waived a portion of its fees.

*    Amount represents less than $0.01 per share.

28 Legg Mason Partners Funds

(Investment Company Act
file no. 811-04395)
FD 0771 (07/06)

[LEGG MASON LOGO]

LEGG MASON PARTNERS
GEORGIA MUNICIPALS FUND

AN INVESTMENT PORTFOLIO OF LEGG MASON PARTNERS MUNICIPAL FUNDS

You may visit the fund's web site at www.leggmason.com/InvestorServices for a free copy of a Prospectus, Statement of Additional Information ("SAI") or an
Annual or Semi-Annual Report.

SHAREHOLDER REPORTS Annual and semiannual reports to shareholders provide additional information about the fund's investments. These reports discuss the market conditions and investment strategies that significantly affected the fund's performance during its last fiscal year or period.

The fund sends only one report to a household if more than one account has the same address. Contact your Service Agent or the transfer agent if you do not want this policy to apply to you.

STATEMENT OF ADDITIONAL INFORMATION The SAI provides more detailed information about the fund and is incorporated by reference into (and is legally a part of)
this Prospectus.

You can make inquiries about the fund or obtain shareholder reports or the SAI
(without charge) by contacting your Service Agent, by calling Shareholder
Services at 1-800-451-2010, or by writing to the fund at Legg Mason Partners
Mutual Funds, 125 Broad Street, New York, New York 10004.

Information about the fund (including the SAI) can be reviewed and copied at the Securities and Exchange Commission's (the "SEC") Public Reference Room in
Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-8090. Reports and other information about the fund are available on the EDGAR Database on the SEC's Internet site at
HTTP://WWW.SEC.GOV. Copies of this information may be obtained for a duplicating fee by electronic request at the following E-mail address: PUBLICINFO@SEC.GOV, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102.

If someone makes a statement about the fund that is not in this Prospectus, you should not rely upon that information. Neither the fund nor the distributor is offering to sell shares of the fund to any person to whom the fund may not lawfully sell its shares.